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                                                                   Exhibit 10.21


                           CAXTON-ISEMAN CAPITAL, INC.
                               667 Madison Avenue
                               New York, NY 10021


                                                       January 30, 2002


Anteon International Corporation
3211 Jermantown Road, Suite 700
Fairfax, VA 22030

Ladies and Gentlemen:

                  1. Reference is hereby made to that Fee Agreement, dated as of June 1, 1999, between Caxton-Iseman Capital, Inc., a Delaware corporation ("CIC"), and Anteon International Corporation (f/k/a Anteon Corporation), a Virginia corporation (the "Company"), as amended to date (the "Fee Agreement"), pursuant to which CIC provided certain ongoing advisory and management services to the Company in return for certain compensation, as more fully set forth therein. This letter (the "Termination Agreement") confirms our oral agreement of December 20, 2001, that the Fee Agreement would be terminated before the end of 2001.

                  2. CIC and the Company hereby agree that, except as set forth in Section 5 hereof, the Fee Agreement is hereby terminated and is null and void and has no further force or effect. Such termination is not contingent upon the occurrence of any event, including without limitation the consummation of any initial public offering of shares of common stock of the Company or its parent, Anteon International Corporation (f/k/a Azimuth Technologies, Inc.), a Delaware corporation ("Anteon Delaware").

                  3. CIC hereby acknowledges that the Company has paid and CIC has heretofore received the sum of $1,000,000, in satisfaction of the Company's annual management fee obligation for the year 2001 pursuant to Section 2(b) of the Fee Agreement. In addition, notwithstanding anything to the contrary set forth in the Fee Agreement, in connection with the termination of the Fee Agreement, the Company shall pay to CIC a one-time termination fee of $3,600,000 (the "Termination Fee"), payable no later than sixty (60) days after the Company has obtained the Lenders' Consent, as defined below.

                  4. Reference is hereby made to, and CIC and the Company hereby acknowledge the existence of, the letter of Credit Suisse First Boston, dated December 21, 2001, addressed to Mr. Carlton Crenshaw, the Chief Financial Officer of the Company, indicating (a) that the consent of a majority of the lenders (the "Lenders' Consent") of the Company under its Credit Agreement, dated as of June 23, 1999, as amended, is required for the payment of the Termination Fee by the Company to CIC, and (b) that the Company is likely to obtain such consent for the payment of the

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Termination Fee. The Company shall use its best efforts to obtain such Lenders'
Consent on or prior to March 31, 2002.

                  5. From and after the fulfillment of the obligations set forth in Section 3 of this Termination Agreement neither CIC nor the Company will have any surviving obligations towards one another under the Fee Agreement, except as follows:

                           (a) The provisions of Section 2(d) of the Fee
Agreement respecting possible investment banking fees for future services shall survive termination of the Fee Agreement pursuant to this Termination Agreement, provided however, that the parties specifically acknowledge that the provision of any such investment banking services and the payment therefore is subject to the future written agreement of the parties hereto and that the payments referred to in Section 3 of this Termination Agreement are not in satisfaction of any investment banking services obligations that may hereafter be agreed to by the Company.

                           (b) The provisions of the Fee Agreement respecting
the payment of out-of-pocket expenses of CIC shall survive respecting any services rendered by CIC at the request of the Company from and after the date of payment of the Termination Fee.

                           (c) The provisions of the Fee Agreement respecting
indemnification in Section 4 of the Fee Agreement shall survive the termination of the Fee Agreement pursuant to this Termination Agreement, provided however, that the Company's indemnification obligation shall solely be based on, arise out of, or otherwise be in respect of, services already provided by CIC or that are provided in the future to the Company.

The Company and CIC further agree that the payment of the Termination Fee shall fully satisfy any and all obligations of the Company under the Fee Agreement with respect to out-of-pocket expenses incurred by CIC on or before the date of payment of the Termination Fee.

                  6. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such state. If any provision hereof is determined to be invalid or unenforceable, such determination shall not affect any other provision of this Termination Agreement, each of which shall remain in full force and effect. This Termination Agreement may be executed in one or more counterparts, all of which shall constitute one and the same agreement.


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                  If the foregoing correctly sets forth our understanding,
please indicate so by signing below and returning an executed copy of this Termination Agreement to us.

                                            Very truly yours,

                                            CAXTON-ISEMAN CAPITAL, INC.


                                            By: /s/ Frederick J. Iseman
                                               ---------------------------------
                                               Name: Frederick J. Iseman
                                               Title: Chairman and President

Accepted and agreed to as of the date first written above:

ANTEON INTERNATIONAL CORPORATION


By:  /s/ Joseph M. Kampf
   -----------------------------------
    Name: Joseph M. Kampf
    Title: President and CEO